SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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☐   Definitive Proxy Statement
☒  Definitive Additional Materials
☐   Soliciting Material Pursuant to Rule 14a-12

KOS PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Kos Pharmaceuticals, Inc.

1 Cedar Brook Drive
Cranbury, New Jersey 08512-3618
(609) 495-0500

April 11, 2005

PROXY REMINDER NOTIFICATION

     To Our Shareholders:

     We would like to remind you of the importance that your shares be represented at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the Company’s corporate headquarters, Cedar Brook Corporate Center, 1 Cedar Brook Drive, Cranbury, New Jersey on Thursday, April 28, 2005, at 10:00 a.m., local time. To this effect, and if you have not already sent your proxy, attached please find a reproduction of the proxy originally sent you in late March 2005.

     It is important that your shares be represented at the Annual Meeting, whether in person or by proxy. To facilitate your participation in the Annual Meeting, regardless of whether you plan to attend in person, please complete, sign, date, and promptly return the enclosed proxy. Please remember that if you attend the Annual Meeting, you may revoke your proxy at that time and vote in person, even if you have previously returned your form of proxy, by following the procedures set forth in the Proxy Statement previously sent to you.

     Lastly, also attached please find a copy of a proxy supplement dated April 8, 2005.

     We look forward to seeing you on April 28th.

Kos Pharmaceuticals, Inc.

KOS PHARMACEUTICALS, INC.

SUPPLEMENT NO. 1 DATED APRIL 8, 2005 TO
THE 2005 PROXY STATEMENT DATED MARCH 28, 2005

     This document supplements, and should be read in conjunction with, the proxy statement of Kos Pharmaceuticals, Inc. dated March 28, 2005 (the “Proxy Statement”). The purpose of this supplement is to describe an additional relationship and related-party transaction that was inadvertently omitted from the original printed proxy statement, but included in the Proxy Statement as filed with the Securities and Exchange Commission. The complete “Certain Relationships and Related-Party Transactions” section of the Proxy Statement as filed with the Securities and Exchange Commission is set forth below.

Certain Relationships and Related-Party Transactions

     On December 19, 2002, the Company and Michael Jaharis, Chairman Emeritus of the Company’s Board of Directors and its principal shareholder, entered into an agreement whereby Mr. Jaharis agreed to replace the previous $30 million credit facility extended to the Company by Mr. Jaharis on July 1, 1998, with a new facility expiring on June 30, 2008 (the “Additional Standby Facility”). In connection with this new credit arrangement, the Company granted to Mr. Jaharis non-detachable warrants to purchase 1,000,000 shares of the Company’s Common Stock at an exercise price based on the market price of the Company’s Common Stock on the date that the first draw under this facility occurs. The Company had no borrowings outstanding under the Additional Standby Facility as of December 31, 2004. Borrowings, when outstanding, will bear interest at the prime rate (5.1% as of December 31, 2004), and are subject to the terms and conditions of borrowings made under the Supplemental Credit Facility (as defined below). On January 10, 2005, Mr. Jaharis gifted his rights and obligations under the Additional Standby Facility to his wife. All other terms and conditions of the Additional Standby Facility remain unchanged.

     On September 1, 1999, the Company formally agreed to the terms of an additional $50-million funding arrangement initially entered into with Michael Jaharis on October 7, 1998 (the “Supplemental Credit Facility”). On July 21, 2001, the Company replaced its existing $50 million promissory note payable to Mr. Jaharis with two $25 million promissory notes, one payable in the name of Mr. Jaharis and the other payable in the name of Mr. Jaharis’ wife. With this promissory note replacement, all of Mr. Jaharis’ existing rights and obligations under the Supplemental Credit Facility, with respect to one-half of the outstanding amount, were transferred to Mrs. Jaharis, and were subsequently transferred by Mrs. Jaharis to a limited partnership that she controlled. All other terms and conditions of the Supplemental Credit Facility remained unchanged. On November 25, 2003, in connection with an equity offering of the Company’s Common Stock pursuant to an effective shelf registration statement, the limited partnership controlled by Mrs. Jaharis exercised its right to convert $6,137,500 of borrowings outstanding under the Supplemental Credit Facility into 1,250,000 shares of the Company’s Common Stock. Those shares were then sold by such limited partnership as part of the equity offering. The Company did not receive any proceeds from such sale by the limited partnership controlled by Mrs. Jaharis. On December 31, 2003, all then remaining borrowings under the Supplemental Credit Facility, which totaled $43,862,500 and bore interest at the prime rate, were converted (at $4.91 per share) into 8,933,299 shares of the Company’s Common Stock. The Supplemental Credit Facility terminated as of December 31, 2003.

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     On December 21, 1999, Mr. Jaharis agreed to extend another $50-million loan to the Company (the “Standby Facility”). Borrowings made under the Standby Facility totaled $19 million as of December 31, 2004, are due June 30, 2005, and are also subject to most of the terms and conditions of borrowings made under the Supplemental Credit Facility, including the condition that the death of lender shall not have occurred. Borrowings made under the Standby Facility are not, however, convertible into shares of the Company’s Common Stock. In lieu of a conversion feature, the Company has granted to Mr. Jaharis non-detachable warrants to purchase 6,000,000 shares of the Company’s Common Stock at $5.00 per share, which approximated the market value of the Company’s Common Stock on the effective date of the Standby Facility. Mr. Jaharis exercised 2,000,000 and 200,000 warrants to purchase shares of the Company’s Common Stock at $5.00 per share on October 31, 2004, and November 25, 2004, respectively. The remaining 3,800,000 warrants are exercisable at any time until June 30, 2006. On January 10, 2005, Mr. Jaharis gifted his rights and obligations under the Additional Standby Facility to his wife. All other terms and conditions of the Additional Standby Facility remain unchanged. The exercise of a significant number of the warrants issued under the Standby Facility will cause material dilution to existing shareholders of the Company.

     The Company recorded $1.2 million and $3.3 million of interest expense for the years ended December 31, 2004 and 2003, respectively, related to its credit facilities with Mr. Jaharis and his transferees.

     The Company entered into a sponsored research agreement (the “Sponsored Research Agreement”) and a related license agreement (the “License Agreement”), each dated November 8, 2004, with Triad, which is now controlled by a limited partnership (the “Triad Limited Partnership”) formed by the wife of Michael Jaharis, the Company’s founder and Chairman Emeritus of the Company’s Board of Directors. At the time the agreements were executed, Mr. Jaharis directly controlled Triad. Under the Sponsored Research Agreement, Triad has agreed to perform research on behalf of the Company within a specified field. (as defined in the Sponsored Research Agreement). The Sponsored Research Agreement has a two-year term ending September 30, 2005, subject to extension, and provides for total payments by the Company during the initial two-year term of $1.5 million. Triad commenced the sponsored research in 2003 in anticipation of the execution of the definitive agreements. The Company paid $187,500, to Triad in 2003 and $937,500, in 2004, in connection with the Sponsored Research Agreement. Under the License Agreement, Triad granted to the Company the right to obtain exclusive, worldwide, royalty-bearing rights to all intellectual property in the Field developed during the term of the Sponsored Research Agreement that ultimately is embodied in a patent claim, and non-exclusive rights to all other intellectual property in the Field developed during the term of the Sponsored Research Agreement (e.g., methods, processes, trade secrets and technical data) that is not otherwise the subject of, or embodied in, a patent claim. During the term of the Sponsored Research Agreement, Triad may not use the non-exclusive intellectual property in the Field for commercial purposes. Following termination of the Sponsored Research Agreement, Triad will pay to the Company royalties on income earned by Triad from the commercialization of any such non-exclusive intellectual property within the Field. Triad conducts the sponsored research on behalf of the Company pursuant to its sponsored research and license agreements with Tufts University.

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     Christopher P. Kiritsy, the Executive Vice President, Corporate Development and Chief Financial Officer of the Company, has served as a member of the Board of Directors of Triad since 1999 as the designee of Mr. Jaharis and receives $10,000 from Mr. Jaharis annually for serving in such capacity. In 1999, while serving as Director of Business Planning at the Company, a non-executive officer position, and before the Company conducted business with Triad, Mr. Kiritsy acted as advisor to Mr. Jaharis in connection with his initial investment in Triad and received $75,000 from Mr. Jaharis for such services.

     On February 1, 2005, the Company consummated $4 million of a proposed aggregate $8 million investment in Triad through the purchase of shares of a new series of convertible preferred stock of Triad (the “Series F Preferred Stock”). Subject to the satisfaction of certain conditions, including Triad achieving certain agreed-upon milestones relating to its research and development activities by August 1, 2006, the Company will purchase an additional $4 million of Series F Preferred Stock. The investment is part of a $16.0 million round of financing for Triad, with the remaining $8.0 million being provided by the Triad Limited Partnership under similar terms and conditions as the Company’s investment. Assuming consummation of the second $4 million investment, the Company would own approximately 27% and the Triad Limited Partnership would own or have the right to vote approximately 48% of the outstanding common stock of Triad on a fully diluted basis. Under the agreements related to the investment, the Company is entitled to designate three persons, and the Triad Limited Partnership is entitled to designate seven persons, to Triad’s 13-member Board of Directors. Adrian Adams, the President and Chief Executive Officer of the Company, has been appointed by the Company to the Triad Board of Directors and has been elected by the directors of Triad as Chairman. The Company will appoint two additional persons to the Triad Board at a later date. Michael Jaharis, Steven Jaharis and Kevin T. Ferro, directors of Kos, have been appointed by the limited partnership to the Triad Board of Directors.

     In connection with the closing of the investment in Triad, on February 1, 2005, Mr. Kiritsy accepted the position of President and Chief Executive Officer of Triad and has notified the Company that he will be resigning as Executive Vice President, Corporate Development and Chief Financial Officer after his successor at the Company is identified, which is expected to occur during the second quarter of 2005. The Company and Mr. Kiritsy have agreed to enter into a two-year consulting agreement at the time of Mr. Kiritsy’s departure pursuant to which he will receive a consulting fee of $5,000 per year (the “Consulting Agreement”). The Consulting Agreement further provides that Mr. Kiritsy’s existing Company stock option awards will continue to vest during the term of the Consulting Agreement and shall remain exercisable for the original life of those options notwithstanding his cessation of employment from the Company. Additionally, pursuant to pre-existing contractual arrangements, Mr. Kiritsy acquired directly from Mrs. Jaharis approximately 1% of the outstanding Triad stock on an as converted basis, representing all of her remaining ownership interest in Triad. Mr. Kiritsy has also received options to purchase 243,600 shares of Triad common stock under the Triad option plan. The Triad stock currently owned by Mr. Kiritsy and the Triad stock issuable upon exercise of options granted to Mr. Kiritsy are subject to voting agreements in favor of the Triad Limited Partnership and Triad, respectively.

     In January 2005, the Company purchased merchandise from Ringware, Inc. for distribution to Kos’ employees to commemorate the Company’s significant success in 2004. The total cost of this merchandise was approximately $96,500. Kevin T. Ferro, a member of the Company’s Board of Directors, and Mr. Ferro’s wife and mother-in-law have a controlling ownership interest in Ringware, Inc.

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